Contact: Lisa M. Wilson President In-Site Communications, Inc. 212-452-2793

For Immediate Release
Eagle Pharmaceuticals, Inc. Reports Financial Results for
Three Month Period Ended December 31, 2014
WOODCLIFF LAKE, NJ– February 17, 2015 – Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the transitional three-month period ended December 31, 2014 (the “stub period”). This stub period resulted from the previously-announced change in Eagle’s year end from September 30 to December 31. The company will report financial results of the first quarter of 2015 in May.
Highlights of and subsequent to the three months ended December 31, 2014 include:

•
Eagle’s clinical trial demonstrated that our bendamustine hydrochloride product administered in 10 minutes in a 50mL admixture (the “rapid infusion bendamustine product”) is bioequivalent to Treanda® and has a comparable safety profile.

•
Entered into an exclusive license agreement for our rapid infusion bendamustine product with Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) (the “License Agreement”). Under the terms of the License Agreement, Eagle will receive an upfront payment of $30 million and will be eligible to receive up to $90 million in additional milestone payments. In addition, Eagle will receive double digit percentage royalties on future net sales of the product.

•
Submitted a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (the “FDA”) for the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regime, and requested Priority Review of this NDA.

•	RYANODEX® (dantrolene sodium) was granted Orphan Drug designation by the European Medicines Agency for the treatment of malignant hyperthermia.

•	Began commercializing our legacy ANDA diclofenac/misoprostol in January 2015.

•
Total revenue increased to $5.6 million, compared to $5.5 million in the comparable period in 2013. The stub period included $0.5 million in revenue from RYANODEX®, which was launched in the U.S. in August of 2014.

•
Research and development expenses increased to $4.0 million, compared to $2.6 million in the comparable period in 2013, reflecting Eagle’s investment in its pipeline and in particular completion of the clinical trial of the rapid infusion bendamustine product;

Eagle Pharmaceuticals, Inc. Reports Financial Results for Three Month Period Ended December 31, 2014 February 17, 2015	Page 2

•
Net loss attributable to common stockholders was $5.5 million, or $(0.39) per basic and diluted share, compared to a net loss of $4.4 million, or $(1.44) per basic and diluted share, in the comparable period in 2013;

•	Cash and equivalents of $34.9 million and a working capital surplus of $27.5 million at December 31, 2014.
“Earlier this morning, we announced a transformational partnership with Teva for the commercialization of our rapid infusion bendamustine product. We immediately filed our NDA for this product, and anticipate a PDUFA date in mid-August or mid-December, depending on whether our request for Priority Review is granted,” said Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals. “We expect the milestones and royalties under this agreement will expedite our becoming a profitable company as we execute our strategy to expand our product line and drive further growth for our shareholders.”
Three Month Stub Period Financial Results
Total revenue increased by $0.1 million for the three months ended December 31, 2014 to $5.6 million, as compared to $5.5 million for the three months ended December 31, 2013. A summary of total revenue is outlined below (in millions except share and per share data):

	Three Months Ended December 31,
	2014	2013	Increase (Decrease)

Product sales	$1.5	$2.2	$(0.7)
Royalty income	4.1	3.3	0.8
Total revenue	$5.6	$5.5	$0.1

Our product sales and royalty income are derived from the sale of argatroban to two commercial partners. Beginning with the quarter ended September 30, 2014, product sales also include sales of RYANODEX®, which was launched in August 2014.  Lower product sales in the three months ended December 31, 3014, were due to longer lead times in procuring materials for manufacturing argatroban, partially offset by $0.5 million in net sales of RYANODEX®. Higher royalty income in the stub period reflects increased end-use sales of argatroban.
Cost of net revenues decreased by $0.1 million to $4.5 million in the three months ended December 31, 2014 from $4.6 million in the three months ended December 31, 2013 as a result of the decrease in argatroban product sales, partially offset by an increase in royalty expense associated with our commercial and development partners.
Research and development expenses increased by $1.4 million for the three months ended December 31, 2014 to $4.0 million, compared to $2.6 million in the three months ended December 31, 2013. The increase was primarily a result of a net increase in project spending specifically for RTU bivalirudin and the bendamustine projects, including completion of the clinical trial of rapid infusion bendamustine, and the diclofenac/misoprostol product, offset by a decrease in project spending for RYANODEX®, which was approved in July and launched in late August 2014.
Selling, general and administrative expenses increased by $2.4 million for the three months ended December 31, 2014 to $3.7 million as compared to $1.3 million for the three months ended December 31, 2013. This increase is primarily related to increases in personnel-related expenses, professional and legal fees associated with operating as a public company, and RYANODEX® product launch and marketing expenses.
In the 2014 stub period, Eagle recognized an income tax benefit of $1.1 million related to the sale of its state net operating loss carryforwards to the state of New Jersey. There was no comparable benefit in the 2013 period. Income tax benefit increased due to the timing of sales of our New Jersey State net operating loss carryforwards.

Eagle Pharmaceuticals, Inc. Reports Financial Results for Three Month Period Ended December 31, 2014 February 17, 2015	Page 3

Net loss attributable to common stockholders for the three months ended December 31, 2014, was $5.5 million, or ($0.39) per basic and diluted share, compared to a net loss of $4.4 million, or ($1.44) per basic and diluted share, for the three months ended December 31, 2013.
Liquidity
The Company had $34.9 million in cash and cash equivalents, $137.6 million in additional paid in capital, and $27.9 million in stockholders’ equity as of December 31, 2014. This compares with $22.7 million in cash and cash equivalents, $20.0 million in short-term investments, $137.3 million in additional paid in capital and $33.1 million in stockholders’ equity as of September 30, 2014.
About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Eagle currently markets RYANODEX® (dantrolene sodium) in the U.S. for the treatment of malignant hyperthermia. Additional information is available on the company’s website at www.eagleus.com.

RYANODEX® (sodium dantrolene) Indications
RYANODEX® for injectable suspension is indicated for the treatment of malignant hyperthermia in conjunction with appropriate supportive measures, and for the prevention of malignant hyperthermia in patients at high risk.
Important Safety Information
RYANODEX® is not a substitute for appropriate supportive measures in the treatment of malignant hyperthermia (MH), including:

•	Discontinuing triggering anesthetic agents

•	Increasing oxygen

•	Managing the metabolic acidosis

•	Instituting cooling when necessary

•	Administering diuretics to prevent late kidney injury due to myoglobinuria (the amount of mannitol in RYANODEX® is insufficient to maintain diuresis)
Precautions should be taken when administering RYANODEX® preoperatively for the prevention of MH, including monitoring vital signs, avoiding known triggering agents, and monitoring for early clinical and metabolic signs of MH that may indicate additional treatment is needed.
The administration of dantrolene sodium is associated with loss of grip strength and weakness in the legs, as well as drowsiness, dizziness, dysphagia, dyspnea, and decreased inspiratory capacity. Patients should not be permitted to ambulate without assistance until they have normal strength and balance. Care must be taken to prevent extravasation of RYANODEX® into the surrounding tissue due to the high pH of the reconstituted RYANODEX® suspension and potential for tissue necrosis.
Please visit www.ryanodex.com for additional information, or click here for RYANODEX® full prescribing information.
RYANODEX® is a registered trademark of Eagle Pharmaceuticals, Inc.

Eagle Pharmaceuticals, Inc. Reports Financial Results for Three Month Period Ended December 31, 2014 February 17, 2015	Page 4

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: acceptance for filing by the FDA of the NDA for the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen; the decision of the FDA on Eagle’s request for Priority Review for this NDA; success in gaining timely FDA approval of the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen; the timing and level of success of a future launch of the rapid infusion bendamustine product by Teva; the success of Eagle’s commercial arrangement with Teva and the parties’ ability to work effectively together; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended September 30, 2014, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the FDA will accept Eagle’s NDA for the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen; whether the FDA will grant Priority Review of the NDA or whether the FDA will ultimately approve the NDA, at all; whether Teva will be successful at commercializing the rapid infusion bendamustine product; whether Eagle and Teva will successfully perform each of their respective obligations under the exclusive license agreement; and other risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

-- Financial tables follow --

Eagle Pharmaceuticals, Inc. Reports Financial Results for Three Month Period Ended December 31, 2014 February 17, 2015	Page 5

EAGLE PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,
	2014	2013
Revenue:
Product sales	$1,506	$2,224
Royalty income	4,094	3,268
Total revenue	5,600	5,492
Operating expenses:
Cost of revenue	4,489	4,624
Research and development	3,986	2,589
Selling, general and administrative	3,690	1,344
Total operating expenses	12,165	8,557
Loss from operations	(6,565)	(3,065)
Interest income	1	1
Interest expense	(1)	—
Change in value of warrant liability	—	(191)
Total other (expense)	—	(190)
Loss before income tax benefit	(6,565)	(3,255)
Income tax benefit	1,059	—
Net Loss	$(5,506)	$(3,255)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	—	(1,132)
Net loss attributable to common stockholders	$(5,506)	$(4,387)
Loss per share attributable to common stockholders Basic and diluted	$(0.390)	$(1.440)
Weighted average common shares outstanding Basic and diluted	14,032,828	3,048,131

Eagle Pharmaceuticals, Inc. Reports Financial Results for Three Month Period Ended December 31, 2014 February 17, 2015	Page 6

EAGLE PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands except share and per share amounts)

	December 31, 2014 (unaudited)	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$34,869	$22,722
Short-term investments	—	19,999
Accounts receivable	11,956	7,296
Inventories	1,242	1,294
Prepaid expenses and other current assets	1,640	1,711
Total current assets	49,707	53,022
Property and equipment, net	342	344
Other assets	45	45
Total assets	$50,094	$53,411
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,501	$4,059
Accrued expenses	12,165	9,671
Deferred revenue	6,520	6,585
Total current liabilities	22,186	20,315
Stockholders' Equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2014 and September 30, 2014	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized; 14,036,680 and 14,032,167 issued and outstanding as of December 31, 2014 and September 30, 2014, respectively	14	14
Additional paid in capital	137,577	137,259
Accumulated deficit	(109,683)	(104,177)
Total stockholders' equity	27,908	33,096
Total liabilities and stockholders' equity	$50,094	$53,411

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